Exhibit 3.2.1

CERTIFICATE OF AMENDMENT OF

RESTATED CERTIFICATE OF INCORPORATION

OF

IMPATH INC.

Pursuant to Section 242 of
the General Corporation Law of
the State of Delaware

     IMPATH Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

     FIRST: The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting in its entirety the first paragraph of ARTICLE IV of the Restated Certificate of Incorporation in its present form and substituting there for a new first paragraph of ARTICLE IV in the following form:

“The total number of shares of capital stock which the Corporation shall have authority to issue is One Million (1,000,000) shares of preferred stock, $.01 par value per share (the “Preferred Stock”), and Fifty Million (50,000,000) shares of common stock, $.005 par value per share (the “Common Stock”).”

     SECOND: The amendment to the Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware, (a) the Board of Directors of the Corporation having duly adopted a resolution setting forth such amendment and declaring its advisability and submitting it to the stockholders of the Corporation for their approval in conformity with the By-Laws of the Corporation and (b) the holders of a majority of the outstanding stock of the Corporation entitled to vote there on having voted to approve such amendment at a meeting of the stockholders.

     THIRD: The effective time of the amendment to the Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment shall be as of the date filed by the Secretary of State of the State of Delaware.

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